Exhibit 99.1

Earth Science Tech, Inc., Reports Fiscal Q2 2023 Financial Results, Recording Over $1.9M in Revenue for the Quarter

“Strategy is important. EXECUTION is everything. “

Miami, FL, November 13, 2023, Earth Science Tech, Inc. (OTC: ETST) (“ETST” or “Company”), a holding entity currently focused on the health and wellness industry, today shares financial results, highlights, and outlook from record fiscal Q2 2023 report, quarter ended September 30, 2023.

Financial Results:

As of September 30, 2023, the Company recorded:

●	$187,694 in cash, versus $1,205 in the quarter ended September 30, 2022, and a $151,893 increase compared to the year ended March 31, 2023.

●	$3,041,344 in assets, versus $355,762 in the quarter ended September 30, 2022, and a 13% increase compared to the year ended March 31, 2023.

●	$1,927,720 in revenue, versus $0 in the quarter ended September 30, 2022, and a $1,879,183 increase compared to the year ended March 31, 2023.

●	$1,181,494 in gross profit, versus a $0 in the quarter ended September 30, 2022, and a $1,159,434 increase compared to the year ended March 31, 2023.

●	$444,581 in net profit, versus a $73,678 loss in the quarter ended September 30, 2022, and a $823,847 increase compared to the year ended March 31, 2023.

●	$1,107,704 in liabilities, a 54% decrease compared to the quarter ended September 30, 2022, and a 31% decrease compared to the year ended March 31, 2023.

●	$3,041,344 in Stockholders Equity, versus 355,762 in the quarter ended September 30, 2022, and a 13% increase compared to the year ended March 31, 2023.

Highlights:

●	RxCompoundStore.com is currently licensed in 18 States while 9 additional States have been applied to.

●	Peaks Curative has officially launched and is currently operating PeakNow.com, MySexGummy.com and ViagraMia.com to target Men’s sexual health.

●	Peaks Curative is currently developing various properties including MyOnlineConsultation.com, WLSolution.com, ClearupSkincare.com, ScreamCream.net, iHairSolution.com, as well as other online properties, in order to diversify the Peaks portfolio and increase sales.

●	The Company has expanded its Board of Directors to 5 members, including 2 independent directors.

●	The Company is currently evaluating its options including but not limited to acquisitions, dividends and/or buyback of its common stock as proper deployment of its free cash flow.

ETST’s CEO and Chairman of the Board, Giorgio R. Saumat comments, “We continue to execute. The company has decreased its debt significantly and we anticipate a further decrease in the current quarter. We have increased asset values, and more importantly increased revenue and positive cash flows.

Management had projected 2M in revenue for the next twelve months after our 1st quarter report, and basically met that number in the 2nd quarter alone, far exceeding my expectations. I’m extremely proud of the entire team at ETST and look forward to the continued execution of the Company’s growth plan.

Management planned the strategy; now the team is executing it.”

About Earth Science Tech, Inc.

Earth Science Tech, Inc. is a holding entity currently in compounding pharmaceuticals and telemedicine through its wholly owned subsidiaries RxCompoundStore.com, LLC., Peaks Curative, LLC. and Earth Science Foundation, Inc.

To learn more, please visit: www.EarthScienceTech.com

RxCompoundStore.com, LLC.

RxCompound is a complete compounding pharmacy. RxCompound is currently licensed to fulfill prescriptions in the states of Florida, New York, New Jersey, Delaware, Pennsylvania, Rhode Island, Nevada, Colorado, Arizona, Utah, Georgia, Ohio, Georgia, Iowa, Missouri, Wisconsin, Minnesota and Massachusetts. RxCompound is in the application process to obtain licenses in the remaining states in which it is not yet approved to ship prescriptions.

To learn more please visit: www.RxCompoundStore.com

About Peaks Curative, LLC.

Peaks is a telemedicine referral site focused on men’s health. Peaks’ orders are exclusively fulfilled by RxCompound. Patients who order Peaks via monthly subscription receive their refills automatically. Currently, Peaks is focused on Men’s health, and, more specifically, ED. The company intends to expand offerings to include over the counter (“OTC”) (non-prescription) products such as supplements and topicals. The OTC products will be custom manufactured or fulfilled through partnered companies under the Peaks brand and offered worldwide.

To learn more please visit: www.PeaksCurative.com

About Earth Science Foundation, Inc.

Earth Science Foundation Inc. is a favored entity of the Company, effectively being a non-profit organization that was incorporated on February 11, 2019, and is structured to accept grants and donations to help those in need of assistance in paying for prescriptions.

SAFE HARBOR ACT: Forward-Looking Statements are included within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, listing on the CSE, including words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements and involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Giorgio R. Saumat

CEO and Chairman of the Board

(305) 724-5684

grsaumat@earthsciencetech.com